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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The Spectranetics Corporation:

We consent to incorporation by reference in the registration statements (Nos 33-46725, 33-52718, 33-88088, 33-85198, 33-99406, 333-50464, and 333-57015) on
Form S-8 and (No. 333-06971) on Form S-3 of the Spectranetics Corporation of our report dated January 31, 2003, except as to note 18 which is as of March 28, 2003 relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of The Spectranetics Corporation.


                                   KPMG LLP

Denver, Colorado
March 27, 2003